Exhibit 99.1

  Creative Computer Applications, Inc.

Summary:	Creative Computer Applications, Inc.
(AMEX - CAP) reports the appointment of Anahita Villafane as Chief Financial Officer

Company Contact:	Steven M. Besbeck, President & CEO
(818) 880-6700 X-252

FOR IMMEDIATE RELEASE

CALABASAS, CALIFORNIA, June 3, 2005… CREATIVE COMPUTER APPLICATIONS, INC. or CCA (AMEX -CAP), a provider of Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and imaging departments, announced today the appointment of Anahita Villafane as Chief Financial Officer.

CCA was pleased to announce today the appointment of Anahita Villafane as our Chief Financial Officer.  In connection with her appointment, Ms. Villafane resigned as the Company’s Controller and Chief Accounting Officer, in which positions she had served since April 2000.  Previously Ms. Villafane was an audit manager with BDO Seidman, LLP since 1996.   Also today, Steven M. Besbeck resigned as Chief Financial Officer of the Company.  Mr. Besbeck will continue to serve as the Registrant’s President and Chief Executive Officer.

Steven M. Besbeck stated, “Ms. Villafane has worked very diligently over the last five years as Controller and Chief Accounting Officer of CCA.  I am pleased that she has accepted the promotion to CFO.  She is a wonderful addition to our senior management team as we complete our merger with StorComm.”

Ms. Villafane commented, “I’m pleased to advance my career at CCA, it’s an exciting time to be part of the company. With the pending merger with StorComm, I look forward to contributing to the management team as we strive to execute our growth plan.”

CCA is a healthcare information technology and service provider that provides software and browser-based solutions, specializing in Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and imaging departments.  Its primary products, CyberLAB ®, CyberMED® and CyberRAD® are highly functional, scalable, and can be deployed in a variety of healthcare settings.  CCA’s systems are deployed in more than 500 sites. For more information about CCA, its products and services, visit http://www.ccainc.com/

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement.  Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry and competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements.  The Company assumes no duty to update its forward-looking statements.

26115-A MUREAU ROAD  • CALABASAS, CALIFORNIA  91302-3128

(818) 880-6700  • (800) 437-9000 •  FAX (818) 880-4398